Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors Socket Mobile, Inc.

As independent registered public accountants, we hereby consent to the incorporation by reference in this Registration Statement on Amendment No.1 to Form S-3 and related Prospectus for the registration of 1,047,942 shares of its Common Stock (dated November 10, 2020) of our report dated March 26, 2020 with respect to the financial statements of Socket Mobile, Inc. included in its Form 10-K for the years ended December 31, 2019 and 2018, filed with the Securities and Exchange Commission.

/s/ Sadler, Gibb & Associates, LLC

Salt Lake City, UT

November 10, 2020